Exhibit 3

EXECUTION VERSION

SECURITIES PLEDGE AGREEMENT

THIS SECURITIES PLEDGE AGREEMENT (“Agreement”), dated as of May 18, 2010, is executed by and among PURPLE MOUNTAIN HOLDING LTD., a British Virgin Islands company having its registered office at 4th Floor, Rodus Building, Road Reef, PO Box 765, Road Town, Tortola, British Virgin Islands (“Purple Mountain”) and YUE (JUSTIN) TANG, a citizen of the People’s Republic of China residing at #3701, Tower A, Beijing Fortune Plaza, 7 Dong San Huan Zhong Lu, Beijing, 100020 and sole shareholder of Purple Mountain (“Tang” and together with Purple Mountain, the “Pledgor Parties,” on the one hand, and EXPEDIA ASIA PACIFIC – ALPHA LIMITED, an exempted company incorporated with limited liability in the Cayman Islands (the “Secured Party”).

WHEREAS, the Pledgor Parties have agreed to pledge the Pledged Assets (as defined below) to secure the Obligations (as defined below) of the Pledgor Parties under that certain Stock Purchase Agreement dated as of even date hereof (the “Closing Date”) between the Pledgor Parties and the Secured Party; and

WHEREAS, simultaneously with the execution of this Agreement and the Stock Purchase Agreement, the Pledgor Parties are entering into the Escrow Agreement among CSC Trust Company of Delaware, as Escrow Agent (the “Escrow Agent”), each of the Pledgor Parties, and the Secured Party, substantially in the form of Exhibit A to this Agreement (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Pledge. Each of the Pledgor Parties hereby pledges to the Secured Party, and grants to the Secured Party a first priority security interest in all of the following property and interests in property of the applicable Pledgor Party (the “Pledged Assets”):

(a) all securities of eLong, Inc. (“eLong”) owned by, issued to, or to be issued to any of the Pledgor Parties, including without limitation such ordinary shares of eLong, par value $0.01 per share (the “Shares”), stock options exercisable for Shares (“Stock Options”), American Depository Shares each representing two Shares (“ADSs”), and performance units (“Performance Units”) as are listed on Schedule 1 to this Agreement (the “Pledged Securities”); and

(b) all proceeds of any of the foregoing.

Simultaneously with the execution of this Agreement, the Pledgor Parties have delivered to the Secured Party, and each of the Pledgor Parties hereby agree to deliver to the Secured Party from time to time: (i) the original share certificate(s) (if any) in respect of the Pledged Securities (or confirmation from eLong that it has not issued any such certificates to any Pledgor Party); (ii) blank, signed and undated transfers in respect of the Pledged Securities in the form set out in Annex 1 attached hereto; (iii) a memorandum signed by a director of eLong concerning the endorsement of a note of this Pledge on the Register of Members of eLong in the form set out in Annex 2; (iv) a notice of charge addressed by each Pledgor Party to eLong in the form set out in

Annex 3; (v) a shareholder proxy in favor of the Secured Party in the form set out in Annex 4; and (vi) such other documents of transfer as the Secured Party may from time to time reasonably request to enable the Secured Party to transfer, after the occurrence and during the continuance of a default in the payment, performance or observance of the Obligations (as defined below), the Pledged Assets into its name or the name of its nominee (all of the foregoing are hereinafter collectively referred to as the “Powers”).

2. Security for Obligations. The Pledged Assets secures the obligation of each Pledgor Party, jointly and severally, to indemnify and hold the Secured Party and its affiliates (including eLong and its subsidiaries) and their respective successors and permitted assigns (each, a “Buyer Indemnified Party”) harmless from and against any and all claims, demands, actions, causes of action, judgments, damages, losses, liabilities, costs or expenses which may be made or brought against a Buyer Indemnified Party or which it may suffer or incur as a result of, arising out of or relating to:

(i)	(x) any violation, contravention or breach of any covenant, agreement or obligation of any Seller Party under or pursuant to the Stock Purchase Agreement or (y) any inaccuracy or breach of, any representation or warranty made by any Seller Party in the Stock Purchase Agreement; or

(ii)	any Taxes imposed on the Seller Parties, any Taxes imposed on or with respect to the Sale Shares (as defined in the Stock Purchase Agreement) with respect to any taxable period (or portion thereof) that ends on or prior to the date on which the Closing occurs, any Taxes for which the Seller Parties are responsible pursuant to Section 6 of the Stock Purchase Agreement, and any Taxes required to be withheld by Buyer and/or its affiliates (including the Company) from the Purchase Price or the Additional Purchase Price; or

(iii)	any failure by a Seller Party to comply with the requirements of the People’s Republic of China (“PRC”) foreign exchange, Taxes and outbound investment authorities or any violation of or non-compliance with PRC foreign exchange and outbound investment laws and regulations applicable to the Shares or a Seller Party in respect of the Shares.

as specified in the Stock Purchase Agreement (the “Obligations”); provided, however, that nothing herein shall be deemed to limit the monetary amount of Obligations that may arise to the value of the Pledged Assets.

3. Perfection of Security Interest. Upon receipt of any Pledged Assets, each of the Pledgor Parties agrees to immediately deliver to the Secured Party all certificates or other instruments evidencing any of the Pledged Assets which may at any time come into its possession.

4. Pledged Assets Adjustments. If, during the term of this Agreement:

(a) any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of the Secured Party, or any option, warrant or similar instrument included within the Pledged Assets is exercised, or both, or

(b) any subscription warrants, options or other rights in and to the Shares are issued in connection with the Pledged Assets,

then all new, substituted and additional shares, warrants, options, rights in and to the Shares or other securities, issued by reason of any of the foregoing shall constitute Pledged Assets hereunder and, at the request of Secured Party, shall be immediately delivered to and held by the Secured Party under the terms of this Agreement.

5. Representations and Warranties. Each of the Pledgor Parties, jointly and severally, represents and warrants to the Secured Party as follows:

(a) Each of the Pledgor Parties has the necessary legal capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and grant the pledge contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b) This Agreement has been duly and validly authorized, executed and delivered by each Pledgor Party and, assuming due authorization, execution and delivery by and on behalf of the Secured Party, constitutes a legal, valid and binding obligation of each Pledgor Party, enforceable in accordance with its terms;

(c) The execution and delivery of this Agreement do not, and the pledge granted under this Agreement will not, (i) violate or conflict with any provision of the trust, charter or organizational documents or by-laws or comparable documents of Purple Mountain, (ii) result in the imposition of any liens under, cause or permit the acceleration of any obligation under, or violate or conflict with the terms, conditions or provisions of, any note, indenture, security agreement, lease, guaranty, joint venture agreement, or other contract, agreement or instrument to which any Pledgor Party is a party or by which any Pledgor Party or any of the Shares is bound (other than this Agreement), or (iii) result in a breach or violation by any Pledgor Party of any law, rule or regulation or any order, injunction, judgment or decree of any court, governmental authority or regulatory agency;

(d) Except for the Sale Shares (as defined in the Stock Purchase Agreement), the securities of eLong listed on Schedule 1 to this Agreement constitute all the securities of eLong owned beneficially or of record by the Pledgor Parties. Tang is (and with respect to Shares underlying unexercised Stock Options, will be upon exercise), the sole legal and beneficial owner of the Pledged Assets listed on Schedule 1-A hereto, and Purple Mountain is (and with respect to Shares underlying unexercised Stock Options, will be upon exercise), the sole legal and beneficial owner of the Pledged Assets listed on Schedule 1-B hereto, in each case free and clear of any lien or adverse claim except for the lien created by this Agreement;

(e) Each of the Pledgor Parties has the right to assign, deposit, pledge and grant a security interest in or otherwise transfer the Pledged Assets free and clear of any liens other than the lien created hereunder;

(f) No consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority is required either (i) for the pledge of the Pledged Assets pursuant to this Agreement or for the execution or delivery by the Pledgor Parties of, or performance by the Pledgor Parties under, this Agreement or (ii) for the exercise by the Secured Party of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Assets pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally); and

(g) The pledge of the Pledged Assets pursuant to this Agreement creates a valid and first priority security interest in the Pledged Assets, in favor of the Secured Party for its benefit, securing the prompt and complete performance and observance of the Obligations.

6. Voting Rights. During the term of this Agreement, and except as otherwise provided in this Section 6, the Pledgor Parties shall have the right to vote the Pledged Securities on all corporate questions in a manner not inconsistent with the terms of this Agreement and the Articles of Association of eLong. After the occurrence and during the continuance of a default in the payment, performance or observance of the Obligations, the Secured Party may, at the Secured Party’s option and following written notice from the Secured Party to the Pledgor Parties, exercise all voting and other consensual powers pertaining to the Pledged Assets, including the right to take action by shareholder consent.

7. Dividends and Other Distributions. (a) So long as no default in the payment, performance or observance of the Obligations has occurred and is continuing:

(i) The Pledgor Parties shall be entitled to receive and retain any and all dividends in respect of the Pledged Assets, provided, that any and all

(A) dividends paid or payable other than in cash with respect to, and instruments and other property received, receivable or otherwise distributed with respect to, or in exchange for, any of the Pledged Assets; and

(B) dividends and other distributions paid or payable in cash with respect to any of the Pledged Assets on account of a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus;

shall be Pledged Assets, and, upon the request of the Secured Party, shall be forthwith delivered to the Secured Party to hold as Pledged Assets and shall, if received by any Pledgor Party, be received in trust for the Secured Party, be segregated from the other property or funds of such Pledgor Party, and, upon the request of the Secured Party, be delivered immediately to the Secured Party as Pledged Assets in the same form as so received (with any necessary endorsements); and

(ii) The Secured Party shall execute and deliver (or cause to be executed and delivered) to the applicable Pledgor Party all such proxies and other instruments as such Pledgor Party may reasonably request for the purpose of enabling such party to receive the dividends or interest payments which the applicable Pledgor Party is authorized to receive and retain pursuant to clause (i) above.

(b) After the occurrence and during the continuance of a default in the payment, performance or observance of the Obligations:

(i) All rights of the Pledgor Parties to receive the dividends which the Pledgor Parties would otherwise be authorized to receive and retain pursuant to Section 7(a)(i) hereof shall cease, and all such rights shall thereupon become vested in the Secured Party, which shall thereupon have the sole right to receive and hold as Pledged Assets such dividends and interest payments; and

(ii) All dividends and interest payments which are received by Pledgor Parties contrary to the provisions of clause (i) of this Section 7(b) shall be received in trust for the Secured Party, shall be segregated from other funds of the Pledgor Parties and shall be paid over immediately to the Secured Party as Pledged Assets in the same form as so received (with any necessary endorsements).

8. Transfers, Other Liens, Stock Option Exercises.

(a) Each of the Pledgor Parties agrees that it will not sell or otherwise dispose of, or grant any option or other rights with respect to, any of the Pledged Assets without the prior written consent of the Secured Party, provided that such consent shall not be withheld for the disposition by a Pledgor Party of up to 25% of any Option Shares Tranche. “Option Shares Tranche” means Escrowed Shares deposited with the Escrow Agent in respect of any single exercise of Stock Options exercised by a Pledgor Party on one date. The Secured Party may in its sole discretion withhold its consent to the disposition of the remaining 75% of any Option Shares Tranche, it being agreed that if the Secured Party consents to such disposition, the proceeds therefrom shall remain deposited with the Escrow Agent.

(b) Each of the Pledgor Parties agrees that it will not create or permit to exist any lien upon or with respect to any of the Pledged Assets except the lien in favor of the Secured Party created pursuant to this Agreement.

(c) Notwithstanding any stock option agreement or other agreement to the contrary, each of the Pledgor Parties hereby agrees that in the event of the exercise of any Stock Options held by the applicable Pledgor Party, any Shares to be delivered by eLong in respect of such exercise (net of applicable taxes, if any) shall be delivered to and deposited with the Escrow Agent in lieu of being delivered to the applicable Pledgor Party (such Shares, the “Escrowed Shares”). The Escrowed Shares and any proceeds therefrom shall be deemed to be Pledged Assets hereunder, provided that the cash proceeds from any disposition of the Escrowed Shares permitted under this Agreement and the Escrow Agreement shall be treated in the manner provided in the Escrow Agreement.

9. Remedies.

(a) The Secured Party may, after the occurrence and during the continuance of a default in the performance or observance of the Obligations, without notice and at its option, transfer or register the Pledged Assets or any part thereof into its or its nominee’s name with or without any indication that such Pledged Assets is subject to the lien created hereunder.

(b) The Secured Party shall have, in addition to any other rights given under this Agreement or any other document or by applicable law, all of the rights and remedies with respect to the Pledged Assets of a secured party under the Uniform Commercial Code as in effect from time to time in the State of Delaware. In addition, after the occurrence of a default in the performance or observance of the Obligations, the Secured Party shall have such powers of sale and other powers as may be conferred by applicable law. With respect to the Pledged Assets or any part thereof which shall then be in or shall thereafter come into the possession or custody of the Secured Party, or which the Secured Party shall otherwise have the ability to transfer under applicable law, the Secured Party may, in its sole discretion, without notice except as specified below, after the occurrence and during the continuance of a default in the payment, performance or observance of the Obligations, retain such Pledged Assets, or sell or cause the same to be sold at any exchange, broker’s board or at public or private sale, in one or more sales or lots, at such price as the Secured Party may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Assets so sold shall thereafter own the same, absolutely free and clear from any subordinate claim, encumbrance or right of any kind whatsoever. The Pledgor Parties will pay to the Secured Party all reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) of, or incident to, the enforcement of any of the provisions hereof. The Secured Party agrees to apply any proceeds of the sale of the Pledged Assets to the Obligations and the Pledgor Parties shall remain liable for any deficiency following the sale of the Pledged Assets.

(c) Unless any of the Pledged Assets threatens to decline speedily in value or is or becomes of a type sold on a recognized market, the Secured Party will give the Pledgor Parties reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Notwithstanding any provision to the contrary contained herein, each of the Pledgor Parties agree that any requirements of reasonable notice shall be met if such notice is received by the Pledgor Parties as provided in Section 19 below at least ten (10) days before the time of the sale or disposition; provided, that the Secured Party may give any shorter notice that is commercially reasonable under the circumstances. Any other requirement of notice, demand or advertisement for sale is waived, to the extent permitted by law.

(d) Notwithstanding any provision to the contrary contained herein or in any stock option agreement or other agreement, each of the Pledgor Parties hereby agrees that if any Stock Options held by any Pledgor Party remain unexercised ten (10) days prior to the date when such Stock Options would otherwise expire, the Secured Party, in order to maintain its security, may, in its sole discretion, and without notice to the Pledgor Parties, exercise such Stock Options in lieu of the applicable Pledgor Party, and the Shares to be delivered by eLong in respect of such exercise shall be delivered to and deposited with the Escrow Agent and shall be Escrowed Shares, provided that upon the release of the Escrow Balance (as defined in the Escrow Agreement) or any prior sale of such Escrowed Shares, the exercise price (if any) paid by the Secured Party in respect of such Stock Options shall be reimbursed to it.

(e) In view of the fact that applicable law and the Articles of Association of eLong may impose certain restrictions on the method by which a sale of the Pledged Assets may be effected after a default in the performance or observance of the Obligations, the Pledgor Parties agree that after the occurrence and during the continuance of a default in the performance or observance of the Obligations, the Secured Party may, from time to time, attempt to sell all or any part of the Pledged Assets by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In so doing, the Secured Party may solicit offers to buy the Pledged Assets, or any part of it, from a limited number of investors deemed by the Secured Party, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Assets.

10. Security Interest Absolute. The respective rights of the Secured Party, the liens created and all obligations of the Pledgor Parties, in each case hereunder, shall be absolute and unconditional irrespective of:

(a) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations;

(b) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any part of the Obligations; or

(c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor Parties in respect of the Obligations or of this Agreement.

11. The Secured Party Appointed Attorney-in-Fact. Each of Tang and Purple Mountain hereby appoints the Secured Party his or its attorney-in-fact, with full authority, in the name of Tang or Purple Mountain or otherwise, after the occurrence and during the continuance of a default in the payment, performance or observance of the Obligations, from time to time in the Secured Party’s sole discretion, to take any lawful action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to any of the Pledgor Parties representing any dividend or other distribution in respect of the Pledged Assets or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any pad of the Pledged Assets on the books of the Secured Party to the name of the Secured Party or the Secured Party’s nominee.

12. Waivers. Each of the Pledgor Parties waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or the occurrence of any default with respect to any of the Obligations, and all other notices to which the Pledgor Parties might otherwise be entitled, except as otherwise expressly provided herein.

13. Term. This Agreement shall remain in full force and effect until the third anniversary of the Closing Date, unless there has occurred or is there continuing a default in the payment, performance or observance of the Obligations, in which event this Agreement shall continue in effect after the third anniversary of the Closing Date until such default has been cured (the “Termination Date”). Upon the Termination Date, the Secured Party will release the security interest created hereunder and, if it then has possession of the Pledged Assets, will deliver the Pledged Assets and the Powers to Purple Mountain free and clear of all liens created by the Secured Party.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Pledgor Parties, the Secured Party and their respective successors and assigns. The Secured Party may at its option assign this Agreement to any of its affiliates (including eLong and its subsidiaries), in which event references herein to the Secured Party shall be deemed to also include its assignee. The Pledgor Parties’ successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession of or for any Pledgor Party.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

16. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the Pledgor Parties hereby waive any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect.

17. Further Assurances. Each of the Pledgor Parties agrees to cooperate with the Secured Party and will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents, and will take all such other actions, including, without limitation, the execution and filing of financing statements, as the Secured Party may reasonably request from time to time in order to carry out the provisions and purposes of this Agreement.

18. Duty of Care. The Secured Party shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Assets, except for those arising out of or in connection with such person’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Secured Party shall not be under any obligation to take any steps necessary to preserve rights in the Pledged Assets against any other parties.

19. Notices. All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) one day after such notice shall have been deposited with an internationally-recognized overnight courier service, or (ii) when delivered by hand or transmitted by facsimile transmission, to the party entitled to receive the same at the address or facsimile number indicated below or at such other address or facsimile number as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

(i)	if to any Pledgor Party, addressed to:

#3701, Tower A

Beijing Fortune Plaza

7 Dong San Huan Zhong Lu

Beijing, 100020

Attn: Tang Yue

Telecopy No: (86) 10-65308870

(ii)	if to Secured Party, addressed to:

Expedia Asia Pacific – Alpha Limited

c/o Expedia, Inc.

333 108th Avenue, N.E.

Bellevue, Washington 98004

Attn.: Burke F. Norton

Telecopy No.: (425) 679-7251

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn.: Ante Vucic, Esq. and Joey Shabot, Esq.

Telecopy No: (212) 403-2000

20. Amendments, Waivers and Consents. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

21. Consent to Jurisdiction and Service of Process. Each of the Pledgor Parties and the Secured Party hereby irrevocably consents and agrees that any legal action or proceeding against it or any of its assets with respect to any of the obligations arising under or relating to this Agreement shall be brought by the Secured Party or by any Pledgor Party in any state or federal court sitting in the State of Delaware (each, a “Delaware Court”), and by execution and delivery of this Agreement, Secured Party and each Pledgor Party hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, the jurisdiction of the aforesaid courts and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any action therein. Each party hereto agrees that the summons and complaint or any other process in any action may be served by notice given in accordance with this Agreement, or as otherwise permitted by law. Each party hereto irrevocably waives the right to trial by jury. Notwithstanding the foregoing, and regardless of whether Secured Party has already commenced a proceeding in a Delaware Court, Secured Party may elect at its sole discretion to submit any dispute arising out of or in connection with this Agreement, including with those having to do with (i) its existence, validity or termination and realization of Secured Party’s rights hereunder, or (ii) the enforcement of any interim or final order, award or decision issued by a Delaware Court addressing any matter in connection with this Agreement or the transactions contemplated hereby, to a competent PRC People’s Court where the Agreement is executed or performed, or where Tang is resident. Each Pledgor Party acknowledges that this right by Secured Party to commence an action in a People’s Court does not limit or lessen its respective obligations hereunder in connection with their respective elections to submit to jurisdiction in a Delaware Court.

22. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

23. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

24. Entire Agreement. This Agreement and the Stock Purchase Agreement embody the entire agreement among the Pledgor Parties and the Secured Party relating to the subject matter hereof and thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, Tang, Purple Mountain and the Secured Party have each caused this Agreement to be duly executed and delivered as of the date first set forth above.

/s/ Justin Tang
Yue (Justin) Tang, as Pledgor

Purple Mountain Holdings Ltd., as Pledgor

By:	/s/ Justin Tang
Name:	Justin Tang
Title:	President

Expedia Asia Pacific – Alpha Limited, as Secured Party

By:	/s/ Burke F. Norton
Name:	Burke F. Norton
Title:	Director

Schedule 1-A

Tang Pledged Securities

Shares: 0 (zero)

ADSs: 0 (zero)

Performance Units: 17,697

Stock Options: 316,250

Number of Shares Underlying	Exercise Price	Expiration Date
316,250	$5.25	July 23, 2014

Schedule 1-B

Purple Mountain Pledged Securities

Shares: 0 (zero)

ADSs: 0 (zero)

Stock Options: 1,706,250

Performance Units: 0 (zero)

Number of Shares Underlying	Exercise Price	Expiration Date
1,377,430	$0.50	April 17, 2011
156,250	$1.53	August 31, 2013

Annex 1

Share Transfer

The Undersigned, [Purple Mountain Holding Ltd.][Yue (Justin) Tang], (the “Transferor”), for value received does hereby transfer to Expedia Asia Pacific – Alpha Limited (the “Transferee”), the [    ] shares standing in its name in the undertaking called eLong, Inc. to hold the same unto the Transferee.

Signed by the Transferor in the presence of:

Witness

[Purple Mountain Holding Ltd.]
[Yue (Justin) Tang]

Signed by the Transferee in the presence of:

Witness

[Chargee]

Dated this [ ] day of [ ] 201

Annex 2

Director’s Memorandum

eLong, Inc.

PO Box [    ]

Grand Cayman

Cayman Islands

To:	Expedia Asia Pacific – Alpha Limited.

[ ] 2010

Dear Sirs

Re: Share Pledge

I confirm that we have been instructed by each of [Purple Mountain Holding Ltd.] and [Yue (Justin) Tang], to make and shall accordingly make an annotation of the existence of the security interests created by each of Purple Mountain Holding Ltd., Yue (Justin) Tang, in favour of Expedia Asia Pacific – Alpha Limited, noting the existence of the security interests created in favour of Expedia Asia Pacific – Alpha Limited, by the Securities Pledge Agreement between Purple Mountain Holding Ltd., Yue (Justin) Tang, and Expedia Asia Pacific – Alpha Limited and dated 18th day of May 2010 in the Register of Members of eLong, Inc. upon the exercise of any of the stock options listed in Schedule 1-A and Schedule 1-B of the Securities Pledge Agreement.

Yours sincerely,

Director

Annex 3

Notice of Charge

[On Shareholder’s Letterhead]

To:	eLong, Inc.

[ ] 2010

Dear Sirs

Re: Share Pledge

We hereby notify you that pursuant to a Securities Pledge Agreement between Purple Mountain Holding Ltd., Yue (Justin) Tang, and Expedia Asia Pacific – Alpha Limited and dated the 18th day of May 2010 (the “Share Pledge”), each of Purple Mountain Holding Ltd. and Yue (Justin) Tang have granted a security interest over all of the shares standing in its name in eLong, Inc. and at any time after Expedia Asia Pacific – Alpha Limited notifies you that a default has occurred pursuant to the Share Pledge you may take such steps to register Expedia Asia Pacific – Alpha Limited as the registered holder of the shares pursuant to the Share Pledge.

Yours faithfully

for and on behalf of

Purple Mountain Holding Ltd.

Yue (Justin) Tang

Annex 4

Irrevocable Proxy

eLong, Inc.

The undersigned, [Purple Mountain Holding Ltd.][Yue (Justin) Tang], being the legal owner of [ ] issued shares (the “Shares”) in the share capital of eLong, Inc. (the “Company”), a company incorporated in the Cayman Islands, hereby makes, constitutes and appoints Expedia Asia Pacific – Alpha Limited (the “Attorney”) as the true and lawful attorney and proxy of the undersigned with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Shares of the Company at all general meetings of shareholders or stockholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the Share Pledge referred to below and the undersigned hereby ratifies and confirms all that the said attorney or its nominee or nominees shall do or cause to be done by virtue hereof.

The Shares have been pledged to the Attorney pursuant to Securities Pledge Agreement between Purple Mountain Holding Ltd., Yue (Justin) Tang, and Expedia Asia Pacific – Alpha Limited and dated [ ] day of May 2010 (the “Share Pledge”).

This power and proxy is given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee and is irrevocable and shall remain irrevocable as long as the Share Pledge is in force.

IN WITNESS whereof this instrument has been duly executed this [ ] 2010 as a deed.

EXECUTED and                     )

DELIVERED as a DEED by                     )

[Purple Mountain Holding Ltd.][Yue (Justin) Tang],             )

Director